Exhibit 99.1

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

GENEWIZ Group
Years Ended December 31, 2017, 2016 and 2015
With Report of Independent Auditors

GENEWIZ Group

Audited Consolidated Financial Statements

Years Ended December 31, 2017, 2016 and 2015

Ernst & Young LLP 99 Wood Avenue South Metropark P.O. Box 751 Iselin, NJ 08830‑0471	Tel: +1 732 516 4200 Fax: +1 732 516 4429 ey.com

Report of Independent Auditors

The Board of Directors and Stockholders’ of
GENEWIZ Group

We have audited the accompanying consolidated financial statements of GENEWIZ Group, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GENEWIZ Group at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years ended December 31, 2017 in conformity with U.S. generally accepted accounting principles.

Restatement of 2017 and 2016 Financial Statements

As discussed in Note 1 to the consolidated financial statements, the 2017 and 2016 financial statements have been restated to correct various income tax accounts. Our opinion is not modified with respect to this matter.

November 13, 2018

A member firm of Ernst & Young Global Limitd

GENEWIZ Group

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2017	2016
	(Restated)	(Restated)
Assets
Current assets:
Cash and cash equivalents	$40,448	$14,439
Accounts receivable, net of $2,426 and $1,657 of allowance for doubtful accounts at December 31, 2017 and 2016, respectively	30,161	19,126
Amount due from a related-party	740	100
Inventories	4,278	2,615
Prepaid expenses and other current assets	4,665	3,872
Total current assets	80,292	40,152
Non-current assets:
Property and equipment, net	32,773	25,884
Advance payments for property, plant, and equipment	1,216	1,377
Deferred income taxes assets, net	12,130	17,830
Other assets, net	613	510
Total non-current assets	46,732	45,601
Total assets	$127,024	$85,753

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,745	$4,131
Amount due to a related-party	1,774	—
Unearned revenue	5,863	3,407
Short-term debt and current portion of long-term debt	11,252	8,392
Accrued expenses and other current liabilities	5,666	3,793
Total current liabilities	32,300	19,723

Non-current liabilities:
Long-term debt, less current portion, and other debts	14,740	12,904
Deferred income	1,000	1,046
Warrant liabilities	—	563
Other non-current liabilities	758	667
Long term tax payable	14,179	12,962
Total non-current liabilities	30,677	28,142
Total liabilities	$62,977	$47,865

Commitments and contingencies (Note 8)

Mezzanine equity:
Series B convertible redeemable preferred shares ($0.0001 par value; 4,496,667 shares authorized, 4,496,667 and 3,372,500 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively; Liquidation value of $28,742 and $19,756 as of December 31, 2017 and 2016, respectively)	$28,742	$19,756

Equity:
Series A convertible preferred shares ($0.0001 par value; 23,753,859 and 23,927,900 shares authorized, issued and outstanding as of December 31, 2017 and December 31, 2016, respectively; Liquidation value of $50,401 and $49,281 as of December 31, 2017 and 2016, respectively)	3	3
Series A‑1 convertible preferred shares ($0.0001 par value; 667,000 shares authorized, issued and outstanding as of December 31, 2017; Liquidation value of $3,758 as of December 31, 2017)	3,740	—
Series A‑2 convertible preferred shares ($0.0001 par value; 1,665,818 shares authorized, issued and outstanding as of December 31, 2017; Liquidation value of $16,750 as of December 31, 2017)	16,720	—
Ordinary A Shares ($0.0001 par value; 466,683,656 and 468,175,433 shares authorized at December 31, 2017 and 2016, respectively; zero issued and outstanding as of December 31, 2017 and 2016, respectively)	—	—
Ordinary B Shares $0.0001 par value; 2,733,000 and 3,400,000 shares authorized at December 31, 2017 and 2016, respectively; 193,250 and 192,000 issued and outstanding as of December 31, 2017 and 2016, respectively)	—	—
Additional paid-in capital	2,522	2,052
Statutory reserves	2,307	1,776
Retained earnings	10,068	15,661
Accumulated other comprehensive loss	(55)	(1,360)
Total liabilities and stockholders’ equity	$127,024	$85,753

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Operations

(In Thousands)

	Year Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Revenues	$98,011	$82,850	$65,813
Cost of revenue	51,543	40,893	29,283
Gross profit	46,468	41,957	36,530
Operating expenses:
Research and development	4,617	3,341	1,786
Selling and marketing expense	10,719	9,252	6,763
General and administrative	23,895	21,307	14,037
Total operating expenses	39,231	33,900	22,586
Income from operations	7,237	8,057	13,944
Other income (expense):
Interest expense, net	(1,513)	(605)	(550)
Other income, net	1,930	993	3,222
Earnings before income tax	7,654	8,445	16,616
Provision (benefit) for income taxes	8,041	(17,413)	3,489
Net income (loss)	$(387)	$25,858	$13,127

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Comprehensive Income

(In Thousands)

	Year Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Net income (loss)	$(387)	$25,858	$13,127
Foreign currency translation adjustments, net of nil tax	1,305	(1,051)	(535)
Comprehensive income	$918	$24,807	$12,592

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Changes in Stockholders’ Equity

(In Thousands, except shares)

	Convertible Preferred Stock						Ordinary Shares/
	Series A		Series A‑1		Series A‑2		Class B				Retained	Statutory
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	APIC	AOCI	Earnings	Reserves	Total
Balance at December 31, 2015	25,000,000	3	—	—	—	—	—	—	1,448	(309)	6,747	1,146	9,035
Conversation of Series A to Series B preferred stock	(1,072,100)	—	—	—	—	—	—	—	—	—	(6,040)	—	(6,040)
Stock options exercised	—	—	—	—	—	—	340,200	—	313	—	—	—	313
Repurchase of exercised options	—	—	—	—	—	—	(148,200)	—	(236)	—	—	—	(236)
Share based compensation expense	—	—	—	—	—	—	—	—	527	—	—	—	527
Dividends paid	—	—	—	—	—	—	—	—	—	—	(8,755)	—	(8,755)
Accrued dividend	—	—	—	—	—	—	—	—	—	—	(1,519)	—	(1,519)
Foreign exchange differences	—	—	—	—	—	—	—	—	—	(1,051)	—	—	(1,051)
Statutory reserve	—	—	—	—	—	—	—	—	—	—	(630)	630	—
Net Income	—	—	—	—	—	—	—	—	—	—	25,858	—	25,858
Balance at December 31, 2016 (As restated)	23,927,900	3	—	—	—	—	192,000	—	2,052	(1,360)	15,661	1,776	18,132

Issuance of Series A‑2 preferred shares	—	—	—	—	(1,665,818)	16,720	—	—	—	—	—	—	16,720
Stock options exercised	—	—	—	—	—	—	695,970	—	665	—	—	—	665
Repurchase of exercised options	—	—	—	—	—	—	(502,720)	—	(915)	—	—	—	(915)
Repurchase Class B ordinary shares	—	—	—	—	—	—	(192,000)	—	—	—	(831)	—	(831)
Issuance of Series A‑1	—	—	667,000	3,740	—	—	—	—	—	—	—	—	3,740
Redemption and retirement of Series A preferred stock	(174,041)	—	—	—	—	—	—	—	—	—	(1,750)	—	(1,750)
Accrued dividend	—	—	—	—	—	—	—	—	—	—	(2,094)	—	(2,094)
Share based compensation expense	—	—	—	—	—	—	—	—	600	—	—	—	600
Foreign exchange differences	—	—	—	—	—	—	—	—	—	1,305	—	—	1,305
Statutory reserve	—	—	—	—	—	—	—	—	—	—	(531)	531	—
Capital contribution from founder	—	—	—	—	—	—	—	—	120	—	—	—	120
Net loss	—	—	—	—	—	—	—	—	—	—	(387)	—	(387)
Balance at December 31, 2017 (As restated)	23,753,859	$3	667,000	$3,740	1,665,818	$16,720	193,250	$—	$2,522	$(55)	$10,068	$2,307	$35,305

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Operating activities
Net loss	$(387)	$25,858	$13,127
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,820	4,462	2,527
Share based compensation expense	193	955	240
Loss on sale of assets	27	209	89
Foreign exchange gain (loss), net	(286)	268	—
Allowance for doubtful accounts	753	1,626	(10)
Accretion of debt discount and issuance cost	276	199	80
Loss on debt extinguishment	262	—	22
Fair value change of derivative	—	85	—
Deferred income taxes	5,703	(17,794)	(61)
Change in assets and liabilities (net of effects of acquisition):
Increase in accounts receivable, net	(11,022)	(5,003)	(1,282)
(Increase) decrease in account receivable – related party, net	(639)	1,263	(262)
Increase in inventories	(1,122)	(295)	(285)
(Increase) decrease in prepaid expenses and other current assets	(557)	(2,097)	1,075
(Increase) decrease in other non-current assets	(103)	42	(369)
Increase in accounts payable	3,564	847	222
Increase in unearned revenue	2,151	986	820
Increase (decrease) in deferred income	(113)	244	881
Increase (decrease) in other non-current liabilities	(404)	(169)	2,843
Increase (decrease) in accrued expenses and other current liabilities	4,889	(7,706)	(1,200)
Net cash provided by operating activities	9,005	3,980	18,457

Cash flows from investing activities
Capital expenditures	(9,781)	(15,378)	(5,804)
Proceeds from sale of assets	51	653	19
Acquisition of business, net of cash	—	—	(5,935)
Net cash used in investing activities	(9,730)	(14,725)	(11,720)

Cash flows from financing activities
Proceeds from bank loan, net of issuance costs	18,490	10,049	10,325
Proceeds from revolver loan	2,500	3,000	5,000
Payments on bank loan	(8,088)	(8,424)	(8,195)
Repayment of revolver loan	(10,500)	—	—
Payments on capital lease obligations	(1,000)	(317)	(43)
Proceeds from exercise of series B convertible redeemable preferred shares warrants	6,329	—	—
Proceeds from issuance of series B convertible redeemable preferred shares and warrants, net of issuance cost	—	12,674	—
Proceeds from issuance of Series A‑1 convertible preferred shares, net of issuance costs	3,740	—	—
Proceeds from issuance of Series A‑2 convertible preferred shares, net of issuance costs	16,720	—	—
Proceeds from exercise of options from employees	665	313	39
Dividend payment	—	(8,755)	(1,537)
Capital contribution from Founder	120	—	—
Purchase of ordinary shares from employees	(2,934)	(236)	(42)
Net cash provided by financing activities	26,042	8,304	5,547
Effect of exchange rate changes on cash and cash equivalents	692	(670)	132
Net increase (decrease) in cash and cash equivalents	26,009	(3,111)	12,416
Cash and cash equivalents at beginning of year	14,439	17,550	5,134
Cash and cash equivalents at end of year	$40,448	$14,439	$17,550
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$772	$1,140	$732
Cash paid for interest expenses	$1,302	$681	$751

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Notes to Consolidated Financial Statements

(In Thousands, Except where otherwise stated)

December 31, 2017

1.Organization, Principal Activities and Currency

Organization:

GENEWIZ, Inc., a New Jersey, corporation ("GENEWIZ NJ") was formed in 1998, and in 2014 underwent a legal corporate restructuring through which it segregated its US operations to form two new operating subsidiaries, in particular, GENEWIZ LLC and Admera Health LLC ("Admera") to provide genomic services and molecular diagnostics testing services, respectively. After this segregation, GENEWIZ LLC and Admera Health LLC were directly and wholly owned by their holding parent entity, GENEWIZ Holdings LLC, which is in turn owned by GENEWIZ NJ that is also a holding entity.

In June 2015, GENEWIZ Holdings LLC completed the separation of Admera through the pro rata distribution of 100% of its equity interest in Admera to its owners (principally the Founders of GENEWIZ NJ). As a result, Admera became an independent company and GENEWIZ Holdings LLC retained no ownership interest in Admera. Admera has been de-consolidated from the financial statements effective June 30, 2014.

Also in June 2015, after the separation of Admera, GENEWIZ Holdings LLC transferred all of its interests in GENEWIZ LLC to GENEWIZ NJ, followed by merging itself with and into GENEWIZ NJ with GENEWIZ NJ as a surviving company.

GENEWIZ Group (the "Company" or "GENEWIZ") was incorporated on September 22, 2015, as an exempted company in the Cayman Islands with limited liability under the Companies Law of the Cayman Islands. On December 29, 2015, the Company formed a new entity, GENEWIZ Inc, incorporating in Delaware, USA ("GENEWIZ DE"). On January 4, 2016, GENEWIZ NJ merged with and into GENEWIZ DE with GENEWIZ DE as a surviving company. In January 2016, the owners of GENEWIZ NJ exchanged their ownership interests for ownership interests in GENEWIZ Group, and GENEWIZ Group became the parent company of GENEWIZ NJ.

Principal Activities:

The Company is a holding company and conducts all of its operations through its subsidiaries which are located in United States ("US"), China ("PRC"), United Kingdom ("UK"), France, Germany and Japan. The Company and its subsidiaries (collectively, the Group) provides contract research in Sanger DNA sequencing, high throughput/next generation sequencing, gene synthesis, molecular biology, bioinformatics, and GLP regulatory services.

The Company offers its service to pharmaceutical companies, universities, research institutions, government agencies, and biotechnology companies. GENEWIZ is also an institutional outsourcing partner for leading academic and research institutions.

Currency:

Items included in the financial statements of each entity comprising the Company are measured using the currency of the primary economic environment in which the  entity operates (the "functional currency"). The functional currency for Group, GENEWIZ Inc., and GENEWIZ LLC. is the US Dollar ("USD"), the functional currency for Suzhou GENEWIZ Biological Technology Co., Ltd (GENEWIZ Suzhou), GENEWIZ (Guangzhou) Biological Technology Co., Ltd (GENEWIZ Guangzhou), and Nanjing GENEWIZ Biological Technology Co., Ltd (GENEWIZ Nanjing) is the Renminbi (RMB), the functional currency for GENEWIZ Japan Corp is the Japanese Yen (JPY), GENEWIZ UK Limited is the British Pound (GBP), and for GENEWIZ France Ltd and GENEWIZ Germany GMBH the functional currency is the Euro (EUR). The Company consolidates its financial statements in USD.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

Foreign currency transactions in each entity comprising the Company are translated into the functional currency of the entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized within other income, net in the consolidated statement of operations.

The results and financial position of the Company and its subsidiaries that have a functional currency different from the USD are translated into USD as follows:

a.	assets and liabilities are translated at the closing exchange rate as of December 31st, of each respective year;
b.	income and expenses are translated at average monthly exchange rates that are relevant for the respective periods for which the income and expenses occurred;
c.	significant transactions use the exchange rate on the date of the transaction; and
d.

all resulting exchange rate differences arising from such translation are recognized directly in other comprehensive income and the cumulative impact is presented in accumulated other comprehensive income (AOCI) as a separate component of equity.

Restatement:

During 2018, the Company recognized that an error had occurred with respect to the recognition of an uncertain tax position liability and related income tax expense (benefit) that should have been recognized as of January 1, 2014 and a deferred tax asset and related income tax expense (benefit) that should have been recognized as of January 1, 2016 (see Note 10). No previous US GAAP financial statements were issued for the annual period ended December 31, 2015, and

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

therefore 2015 is not shown in the below restatement table. The summary of the adjustments for the years presented in this report are as follows:

	As originally
	reported	As restated
Balance sheet as of December 31, 2016
Deferred tax asset	$1,561	$17,830
Total assets	69,484	85,753
Long term tax payable	0	12,962
Total liabilities	34,930	47,865
Retained earnings	12,327	15,661
Total liabilities and stockholders’ equity	$69,484	$85,753

Balance sheet as of December 31, 2017
Deferred tax asset	$1,341	$12,130
Total assets	116,235	127,024
Long term tax payable	1,722	14,178
Total liabilities	50,520	62,977
Retained earnings	11,736	10,068
Total liabilities and stockholders’ equity	$116,235	$127,024

Statement of operations for the year ended December 31, 2016
Income tax expense (benefit)	$(619)	$(17,413)
Net income	$9,064	$25,858

Statement of operations for the year ended December 31, 2017
Income tax expense	$3,039	$8,041
Net income (loss)	$4,615	$(387)

Statement of cash flows for the year ended December 31, 2016
Net income	$9,064	$25,858
Deferred taxes	$(1,494)	$(17,794)

Statement of cash flows for the year ended December 31, 2017
Net income (loss)	$4,615	$(387)
Deferred income taxes	$193	$5,703

Statement of operations and comprehensive income for the year ended December 31, 2016
Comprehensive income	$8,013	$24,807

Statement of operations and comprehensive income for the year ended December 31, 2017
Comprehensive income	$5,920	$918

2.Significant Accounting Policies

Basis of Presentation and Principles of Consolidation:

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to the

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

authoritative US GAAP as found in the Accounting Standards Codification ("ASC") and Accounting Standards Update ("ASU") of the Financial Accounting Standards Board ("FASB").

The accompanying consolidated financial statements include the accounts of the Group and its direct or indirect wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities revenue and expense, and the related disclosure of contingent assets and liabilities. Specific accounts that require management estimates include, but are not limited to, assumptions impacting share-based compensation, warrant liabilities, preferred shares, deferred tax assets, useful life of property and equipment and allowance for doubtful accounts. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates, and such differences may be material to the accompanying consolidated financial statements.

Fair Value of Financial Instruments:

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, advances from customers, and accrued expenses and other current liabilities approximate fair value due to the short-term maturity of these instruments.

Warrants to purchase shares of the Company’s convertible preferred stock are stated at fair value. The convertible preferred stock warrant liabilities are re-measured at the end of each reporting period, and changes to the fair value of the instruments are reported as other income, net in the accompanying consolidated statements of operations.

Revenue Recognition:

The Company enters into contracts or pricing agreements with pharmaceutical companies, universities, research institutions, government agencies and biotech companies for the processing or generation of DNA and related samples.

The Company recognizes revenue when there is persuasive evidence of an arrangement, products have been delivered to the customer and/or services have been rendered, the title and risk of loss have passed, the fee for the goods are fixed or determinable, and collectability is reasonably assured.

In certain instances, all revenue recognition criteria have been met, however billing has not yet occurred. In these instances, the Company records unbilled receivables and revenue. As of December 31, 2017 and 2016, unbilled receivables were $230 and $230, respectively, and were included in accounts receivable in the accompanying consolidated balance sheet.

Cost of Revenue:

Cost of revenue includes direct labor and related benefit charges, direct materials, shipping and handling fees, and an allocation of facility charges and other direct costs.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

Research and Development Costs:

Research and development costs are expensed as incurred and consist primarily of supplies, salaries and benefits, depreciation expense, and other expenses incurred by the Company to develop and improve the Company’s service offering, technologies and processes, and are recorded as incurred.

Cash and Cash Equivalents:

The Company considers all investments purchased with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its cash and cash equivalents with highly rated financial institutions. Management believes that the financial risks associated with its cash equivalents are minimal. Cash and cash equivalents consist of cash, bank deposits, term deposits, which are not restricted in use, and investments in money market funds as of December 31, 2017 and 2016.

Accounts Receivable:

The accounts receivable balance primarily includes amounts due from clients and third parties. The Company provides an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. Our estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, the Company may be required to increase or decrease the allowances. Receivables are written off against the allowance only upon determination that such amounts are not recoverable and all collection attempts have failed. During the years ended December 31, 2017, 2016 and 2015, we recognized expenses (benefit) of $753, $1,626 and $(10), respectively, within general and administrative expenses in our consolidated statements of operations, associated with our allowances for doubtful accounts.

Inventories:

Inventories are goods that will be used in the production of services or goods. Inventory is stated at the lower of cost or net realizable value. Cost is determined by the first-in first-out method.

Concentration of Credit Risk and Off-Balance-Sheet Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

The Company maintains cash and cash equivalents with various major financial institutions. The total cash balances on deposit that exceeded the balances insured by the Federal Deposit Insurance Commission, were approximately $38,944 and $13,129 at December 31, 2017 and 2016, respectively.

Substantially all of the Company’s accounts receivable are with companies in the healthcare or biopharmaceutical industry, institutions and universities. However, concentrations of credit risk are limited due to the number of the Company’s customers as well as their dispersion across many different geographic regions.

There were no customers with more than 10% of consolidated revenues or accounts receivable as of, or for, the years ended December 31, 2017, 2016 and 2015.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In such instances, the recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, an impairment loss would be recognized if the carrying amount of the asset exceeds the fair value of the asset.

The Company did not recognize any impairment of long-lived assets in 2017 or 2015, and recognized an impairment of $46 in 2016.

Property and Equipment:

Property and equipment consists of computer equipment, machinery and equipment, furniture and fixtures, leasehold improvements, and equipment used in the Company’s research and development activities and is recorded at cost less accumulated depreciation.

Depreciation is calculated using the straight-line method based on estimated useful lives and in the case of leasehold improvements, the shorter of the useful life or the remaining term of the lease, as set forth below:

Years
Buildings and building improvements	39
Machinery and equipment	3‑10
Software	5
Leasehold improvements	7
Furniture and fixtures	7
Automobiles	5

Capitalized Software Costs:

The Company capitalizes internal use software which is ready for service and capitalizes software development costs incurred on significant projects starting from the time that the preliminary project stage is completed until the project is substantially complete and the software is ready for its intended use. Capitalized costs include payroll and payroll-related costs. Research and development phase costs and other computer software maintenance costs related to software are expensed as incurred. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the underlying system, generally five years.

Leases:

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified as an operating lease. When a lease contains rent holidays or requires fixed escalations of the minimum lease payments, the Company records the total rental expense on a straight-line basis over the lease term and the difference, if any, between the straight-line rental expense and cash payment under the lease is recorded as deferred rent liabilities, which is included in accrued expenses or other non-current liabilities in the consolidated balance sheet.

Leases that transfer substantially all the rewards and risks of ownership of assets to the Company, other than legal title, are accounted for as capital leases. At the inception of a capital lease, the cost of the leased asset is capitalized at the lower of the net present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing at the fair value of the lease property at the inception of the lease. Assets held under capital leases are included in property, plant and equipment, and depreciated over the shorter of the lease terms

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

or the estimated useful lives of the assets. The finance costs of such leases are charged to the consolidated statement of operations, so as to provide a constant periodic rate of charge over the lease terms.

Government Grants:

The Company qualifies for grants from the Chinese government for achieving certain research and development milestones. Government grants related to assets are recorded as deferred income when received, and are then recognized as other income on a straight-line basis over the useful life of the associated asset. Government grants which were unrestricted in use and not refundable, are recorded in other income when received.

Convertible Preferred Stock Warrants:

Freestanding warrants to purchase the Company’s convertible preferred stock are classified as a liability on the accompanying balance sheets. The convertible preferred stock warrants are recorded as liabilities because the underlying shares of convertible preferred stock are contingently redeemable, which, therefore, may obligate the Company to transfer assets at some point in the future to settle these warrants. The warrants are recorded at estimated fair value and are subject to remeasurement at each balance sheet date. During the year ended December 31, 2017, all of the 1,124,167 warrants outstanding as of December 31, 2016 were exercised and the related liability was extinguished. As such, no warrants were outstanding as of December 31, 2017.

Profit Appropriation to Statutory Reserves:

In accordance with current Chinese laws and regulations, our subsidiaries in China are required to allocate to their general reserves at least 10% of their respective after-tax profits for the year determined in accordance with Chinese accounting standards and regulations. Each of our subsidiaries and affiliated entities in China may stop allocations to its general reserve if such reserve has reached 50% of its registered capital. Allocations to these statutory reserves can only be used for specific purposes and are not transferable to use in the form of loans, advances, or cash dividends.

Stock-Based Compensation:

The Company maintains stock compensation plans as a long-term incentive for employees, and members of the Company’s Board of Directors and advisors. The 2012 Plan and the 2016 Plan allows for the issuance of non-statutory and incentive stock options to employees, non-statutory stock options to non-employees, and restricted stock awards to employees and non-employees.

Per the terms of the Company’s 2016 option plan, the Company has the right, but not the obligation, to repurchase exercised options upon employment termination of the holder for any reason within the later of (a) 180 days from termination or (b) 180 days from exercise. Given this provision the Company assesses the probability that the Company will repurchase immature shares on a grantee by grantee basis. The Company has determined that on the date in which an employee is terminated or leaves the Company for any reason, it is probably that the Company will repurchase the shares exercised for cash. Therefore, upon termination, the vested but unexercised stock options are reclassed from equity to liability and marked to market, with any change in fair value recorded through the consolidated statement of operations.

The Company has determined that it is not probable that they will repurchase exercised options of employees and thus are accounted for as equity awards.

The Company measures stock-based compensation at the grant date based on the fair value of the award and recognize stock-based compensation expense over the requisite service period. The fair value of the Company’s stock options has been determined using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate and

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

(iv) expected dividends. Due to the lack of historical and implied volatility data of the Company’s Ordinary Shares, the expected stock price volatility has been estimated based on the historical volatilities of a specified group of companies in the Company’s industry for a period equal to the expected life of the option. The Company selected companies that it considers to have comparable characteristics to the Company, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

The expected life of the options granted represents the period of time that options granted are expected to be outstanding and is calculated using the simplified method, which is the mid-point between the vesting date and the end of the contractual term for each option. The risk-free interest rate is based on a zero coupon, United States Treasury instrument whose term is consistent with the expected life of the stock option. The Company has not paid, and does not anticipate paying, cash dividends on its shares of Ordinary Shares; therefore, the expected dividend yield is zero. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

The Company’s share-based awards are subject service-based or service and performance-based vesting conditions. The Company records compensation expense for service-based awards over the vesting period of the award on a straight-line basis. For awards with service and performance based conditions, compensation related to the performance-based vesting conditions is recognized when achievement of the performance condition is considered probable and the compensation expense related to the service condition is recorded using the accelerated method.

Certain weighted-average information and assumptions used in the option-pricing model for options granted to employees, directors, and non-employees are as follows:

	Year Ended December 31,
	2017	2016	2015
Expected life (in years)	5.7‑5.8	5.0‑5.9	5.4‑6.1
Risk-free interest rate	2.3%	2.1%	1.74%
Volatility	22.6%	22.5%	32.2%
Dividend yield	—	—	—

Income Taxes:

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes (ASC 740). Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits, if any. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the consolidated statement of income in the period of the enactment of the change. The Company has early adopted ASU 2015‑17 and has reported deferred tax assets and liabilities as noncurrent on the consolidated balance sheet.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

(i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected for a company operating in the genomic services industry.

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return regarding uncertainties in income tax positions. The first step is recognition: we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority with full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset or an increase in a deferred tax liability. The Company has recorded a liability for uncertain tax positions at December 31, 2017 and 2016, see Note 10.

The Tax Cuts and Jobs Act, which was enacted in December 2017, had a substantial impact on our income tax expense for the year ended December 31, 2017. The Company expects to meaningfully benefit from its enactment in future periods. See Note 10 to the consolidated financial statements for further detail.

Fair Value Measurements:

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in the accounting standards. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs which are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. Management believes that the Company’s debt (see Note 6) bears interest at the prevailing market rate for instruments with similar characteristics and accordingly, the carrying value approximates its fair value.

Assets and liabilities measured at fair value on a recurring basis at December 31, 2017 and 2016 were as follows:

	December 31, 2017 - Fair Value Measured Using
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$4,154	$—	$—	$4,154

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

	December 31, 2016 - Fair Value Measured Using
	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liabilities	$—	$—	$563	$563

The estimated fair values of the convertible preferred stock warrant liabilities were determined using Level 3, or significant unobservable inputs. Changes to the estimated fair value of the warrants are recorded in other income, net in the consolidated statements of operations. The following table provides the changes in the estimated fair value of the warrants during the years ended December 31, 2017 and 2016:

Convertible preferred stock warrants
Balance as of December 31, 2015	$—
Issuance of warrants	478
Loss on change in estimated fair value	85
Balance as of December 31, 2016	563
Exercise of warrants	(563)
Balance as of December 31, 2017	$—

During the years ended December 31, 2017, 2016 and 2015, there were no transfers between Level 1, Level 2, or Level 3 assets or liabilities reported at fair value on a recurring basis.

Recent Accounting Pronouncements:

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU  2014‑09, Revenue from Contracts with Customers. This update supersedes most of the current revenue recognition requirements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. This guidance is effective for fiscal years and interim periods beginning after December 15, 2018, for non-public entities (i.e., fiscal year 2019 for the Company). Early adoption is allowed but no earlier than the original effective date for public entities of December 15, 2017. Entities must adopt the new guidance using one of two retrospective application methods. The Company is currently evaluating the standard to determine the impact of its adoption on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016‑02, Leases. The primary difference between current GAAP and Topic 842 is the required recognition of lease assets and lease liabilities by lessees for leases classified as operating leases. The FASB issued this update to increase transparency and comparability among organizations that engage in operating leases, as lessees. This is effective for the Company in fiscal 2020 and the Company is currently assessing the impact on our consolidated financial statements.

In May 2016, the FASB issued ASU 2016‑09, Improvements to Employee Share-Based Payment Accounting. The amended guidance focuses on how companies record taxes on vested or settled awards, shares repurchased to cover taxes upon employee exercise and the ability for companies to elect to account for forfeitures as they occur. Additionally, the guidance includes items specific to non-public entities related to an award’s expected term and liability classified awards. For non-public companies, the guidance is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company is still assessing the impact on the consolidated financial statements.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

In May 2017, the FASB issued ASU 2017‑09, Compensation - Stock Compensation (Topic 718), Scope of Modification Accounting. Under the new guidance companies that make non-substantive changes to its awards will not be subject to modification accounting guidance. This guidance is effective for fiscal years and interim periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the standard to determine the impact of its adoption on the consolidated financial statements.

Accounting Policies Adopted in the Current Year:

In September 2014, the FASB issued ASU  No. 2014‑15, Presentation of  Financial Statements - Going Concern (ASU No. 2014‑15). The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the guidance, which did not have any impact on the consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015‑03, Simplifying the Presentation of Debt Issuance Costs, which updated guidance to clarify the required presentation of debt issuance costs. The amended guidance requires that debt issuance costs be presented in the balance sheet as a direct reduction from the carrying amount of the recognized debt liability, consistent with the treatment of debt discounts. Amortization of debt issuance costs is to be reported as interest expense. The update requires retrospective application and represents a change in accounting principles. The adoption had no impact on the company’s consolidated financial statements as the Company had already accounted for the debt issuance costs in this manner.

In November 2015, the FASB issued ASU No. 2015‑17, Balance Sheet Classification of Deferred Taxes (ASU 2015‑17), which amends the accounting guidance related to balance sheet classification of deferred taxes. The amendment requires that deferred tax assets and liabilities be classified as noncurrent in the statement of financial position, thereby simplifying the current guidance that requires an entity to separate deferred tax assets and liabilities into current and noncurrent amounts. ASU 2015‑17 will be effective beginning in the first quarter of fiscal year 2018. Early adoption is permitted. The amendment can be adopted either prospectively or retrospectively. The Company has early adopted ASU 2015‑17 and has reported deferred tax assets and liabilities as noncurrent on the consolidated balance sheets.

3.Acquisition

In December 2015, the Company acquired the net assets of BeckmanCoulter Group ("BCG") in the UK and US for approximately $5.9 million. BCG was substantially in the same business as the Company. The transaction was accounted for as a business combination. The fair value of net assets acquired consisted principally of machinery and equipment of $4.9 million and net current assets of approximately $1 million.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

4.Property and Equipment, Net

Property and equipment at December 31, 2017 and 2016 consists of the following:

	2017	2016
Land	$165	$165
Buildings and building improvements	130	130
Machinery and equipment	28,880	23,099
Software	4,410	1,599
Leasehold improvements	6,354	6,133
Furniture and fixtures	385	373
Automobiles	505	517
Construction in progress	5,262	3,687
Equipment under capital leases	6,642	3,612
Subtotal	52,733	39,315
Less accumulated depreciation and amortization	(19,960)	(13,431)
Total	$32,773	$25,884

Depreciation and amortization expense related to property, plant and equipment was $5,820, $4,462 and $2,527 for the years ended December 31, 2017, 2016 and 2015, respectively. Depreciation and amortization expense included $448, $102 and $64 related to capitalized software and $1,122, $400 and $101 related to capital leases for the years ended December 31, 2017, 2016 and 2015, respectively.

5.Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at December 31, 2017 and 2016 consist of the following:

	2017	2016

Accrued payroll and related expenses	$2,726	$1,752
Taxes payable	1,221	337
Other payable	1,719	1,704
Total accrued expenses and other current liabilities	$5,666	$3,793

6.Debt

Debt at December 31, 2017 and 2016 consists of the following:

	2017	2016

Term loan – US	$10,331	$3,108
Revolving line of credit – US	—	8,000
Bank loans -China	10,999	7,350
Unamortized discount/issuance costs	(321)	—
Capital lease obligation	4,983	2,838
Total debt outstanding	25,992	21,296
Less current debt	(11,252)	(8,392)
Long-term debt outstanding	$14,740	$12,904

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

In February 2015, the Company entered into a term loan facility ("Term Loan") in the amount of $7,000, from GECC (and later assigned to Capital One) to fund its working capital and other general corporate needs. Additionally, the Company had a revolving credit line with GECC of $10,000. The interest rate respect to the term loan is a Libor benchmarked loan. The Company used these fund to pay off its previous debt facility with CitiBank, N.A. This pay off was accounted for as a debt extinguishment which resulted in the recognition of $22 of expense, which is included in interest expense in the consolidated statement of operations.

In June 2017, the Company entered into a new term loan facility ("June 2017 Term Loan") in the amount of $10,700, with CitiBank N.A, to fund its working capital and other general corporate needs. The Company also obtained a new Revolving Credit line of $10,000 as part of this Term Loan agreement. The Company drew down the entire term loan available under the agreement in June 2017 and repaid the outstanding obligation under the February 2015 term and revolving loan of $9,800.

Upon repayment of the GECC term loan in 2017, the Company recognized a $262 debt extinguishment loss for the write-off of unamortized debt discount recorded in interest expense, net in the consolidated statement of operations.

The June 2017 Term Loan carries an interest rate equal to the LIBOR rate plus 2.75% and the Company may at their option prepay such loans, in whole or in part, at any time and from time to time without premium or penalty. At December 31, 2017 the interest rate in effect was 4.10%. The revolving credit facility bears interest at the prime rate plus an applicable margin as defined in the loan agreements, and matures in June 2020.

The Term Loan is senior to all other debt and has a first priority lien on all of the Company’s assets, excluding intellectual property; however, intellectual property is subject to a negative pledge. The Term Loan contains customary conditions related to borrowing, events of default, and covenants, including covenants limiting the Company’s ability to dispose of assets, undergo a change in control, merge with or acquire stock, and make investments, in each case subject to certain exceptions. The June 2017 Term Loan requires that the Company comply with a Consolidated Leverage ratio and a debt service ratio financial covenants. As of December 31, 2017, there have been no events of default.

Total interest expense recorded on the debt was $1,563, $681 and $605 for the years ended December 31, 2017, 2016 and 2015, respectively. Total interest expense included $54, $110 and $91 interest expense related to the amortization of the debt issuance costs for the years ended December 31, 2017, 2016 and 2015, respectively.

The bank loans in China included short term loans of $8,103 and $4,665 as of December 31, 2017 and 2016, respectively. The interest rates of these loans were from 3.80% to 4.35%, and from 3.83% to 5.0% during 2017 and 2016 and 3.13% to 6.72% during 2015. The Company also has long term loans outstanding of $2,896 and $2,685 as of December 31, 2017 and 2016. As of December 31, 2017, $832 of the long term loan was due within one year and was recorded in the current portion of long-term debt. As of December 31, 2016, $413 of the long term loan that was due within one year and was recorded in the current portion of long-term debt. The interest rate was equal to the LIBOR rate plus 3.1%. There are no covenants with respect to these loans.

Future minimum payments with regards to the total debt outstanding other than the capital lease as of December 31, 2017 is as follows:

Year ending December 31:
2018	$9,889
2019	2,623
2020	2,933
2021	2,140
2022 and thereafter	3,745
Total minimum loan payments	$21,330

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

7.Convertible Preferred Stock

Series B Preferred Shares:

Activity in the Series B Preferred shares is summarized as follows:

	Shares	Amount
Balance December 31, 2015	—	$—
Issuance of shares, net of issuance costs of $287	3,372,500	18,713
Less: allocated to warrants	—	(478)
Accretion of dividend	—	1,521
Balance at December 31, 2016	3,372,500	19,756
Issuance of shares upon exercise of warrants	1,124,167	6,329
Reclass of warrant liability to Series B preferred shares	—	563
Accretion of dividend	—	2,094
Balance at December 31, 2017	4,496,667	$28,742

On January 7, 2016, the Company issued 3,372,500 Redeemable Convertible Series B Preferred Shares (Series B Preferred Shares) at a price of $5.634 per share and 1,124,167 Series B Warrants, convertible into 1,124,167 Series B Preferred Shares with an exercise price of $5.634 per share.

Pursuant to the Series B Preferred Shares agreements, the Company converted 1,072,100 Series A preferred shares from the founders for no consideration. The fair value of the Series B Shares received by the Founders was $6,000, based on the fair value of $5.634 per share. The differences between:

(i)	The carrying amount of the underlying Series A Preferred Shares and fair value of Series A Preferred Shares; and
(ii)	The fair value of the underlying Series A Preferred Shares and Series B Preferred Shares, at the purchase date,

of $6,040 was charged to retained earnings. The total value of the Series B Shares was $19,000. As part of the transaction, the Company received gross proceeds of $12,900 (2,300,400 shares times $5.634 per share). The Founders sold their shares directly to the investors and therefore, cash proceeds were not received by the Company for the 1,072,100 Series B Preferred shares.

The Series B Warrants were convertible into Series B Preferred Shares at exercise price of $5.634 per share until January 7, 2018. The warrants were considered to be freestanding instruments that required bifurcation from the Series B Preferred Shares and was therefore accounted for as liability. On January 7, 2016, the fair value of the warrant was determined to be $478, net of issuance costs of $7. As such, the Series B Preferred Share redemption value as of the transaction date was $18,500 million ($19,000 less $478). As of December 31, 2016, the fair value of the warrant increased by $85, which was recorded through other income, net on the consolidated statement of operations. The warrants were exercised in January 2017.

No beneficial conversion feature charge was recognized for the issuance of Series B Preferred Shares as the estimated fair value of the Ordinary Shares does not exceed the effective conversion price on the date of issuance.

The Series B Preferred Shareholders can obtain creditor rights as promissory note holders if the Series B Preferred Share are redeemed and the Company has insufficient funds to pay the redemption price. The Company has evaluated this feature and has determined that this feature would not impact the treatment of the Series B Preferred Share.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

The Series B Preferred Shares is classified as liabilities because at issuance, this feature does not currently grant the preferred shareholders creditor rights. Furthermore, the Company has evaluated the redemption features and has determined that, given redemption is at the holder’s option and therefore outside the control of the Company, such securities should not be classified as permanent shareholders’ equity. Accordingly, such securities are classified as mezzanine equity on the balance sheet.

The Company records the difference between the initial carrying value and the ultimate redemption value to the earliest possible redemption date at each reporting date. The difference each period relates to the 8% per annum compounded accrued dividends whether or not declared entitled to by the Series B Preferred Shareholders. The accrued dividend is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital. Once additional paid-in-capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

The cumulative accrued dividend and resulting redemption value of the Series B Preferred Shares as of December 31, 2017 and 2016 are $3,615 and $28,742; and $1,521 and $19,756, respectively.

Series A Preferred Shares:

At December 31, 2014, there were 25 million shares of Series A Preferred Shares outstanding, principally held by the Founders. During 2016, the Founders exchanged 1,072,100 shares of Series A preferred shares into Series B Preferred Shares, as described below. During 2017, the Company redeemed and retired 174,041 shares of Series A Preferred Stock from the Founders for $1,750.

Series A‑1 Preferred Shares:

On January 9, 2017, the Company executed an agreement with related parties to issue 667,000 Convertible Series A‑1 Preferred Shares (Series A‑1 Preferred Shares) at a price of $5.634 per share. Total cash proceeds received by the Company was $3,740, which was net of issuance cost incurred of $17.

Additionally, pursuant to the Shareholder resolution, the Company redeemed 667,000 Class B ordinary shares from the shareholders at a price per share of $4.33, or $2,900 and 475,000 of the 667,000 shares were redeemed from employees. The difference of $1,231 between the fair value of $869 (at $1.83 per share) on the date of redemption and the $2,100 paid (at $4.33 per share) was recorded as compensation expense through the consolidated statement of operations in 2017. The remaining 192,000 shares were redeemed from a former employee and as such the difference of $831 between the par value and the cash consideration was recorded as a deemed dividend through retained earnings in 2017. All preferred shares repurchased were retired by the Company.

Series A‑2 Preferred Shares:

On November 10, 2017, the Company executed an agreement with new investors to issue 1,665,818 Convertible Series A‑2 Preferred Shares (Series A‑2 Preferred Shares) at a price of $10.0551 per share.  The total value of the Series A‑2 Shares and cash proceeds received was $16,720, which is net of issuance costs of $30. Pursuant to the Shareholder resolutions, the Company repurchased and retired 174,041 Series A Preferred Shares from the Founders with total consideration of $1,750, based on the price of $10.0551 per share, which was charged to retained earnings as a deemed dividend.

As of December 31, 2017 and 2016, the holders of the Series B Preferred Shares and Series A, A‑1 and A‑2 Preferred Shares (together the "Preferred Shares") had the following rights and preferences, unless stated otherwise.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

Dividends:

The holders of the Series B Preferred Shares shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s Ordinary Shares at the rate of 8% compounded per annum, whether or not declared by the Board of Directors. The holders of Preferred Shares also shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if- converted basis.

The holders of the Series A and A‑1 Preferred Shares shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s Ordinary Shares at the rate of 3% compounded per annum, whether or not declared by the Board of Directors. The holders of Preferred Shares also shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis.

The holders of the Series A‑2 Preferred Shares shall be entitled to receive declared and unpaid dividends in preference to any dividend on the Company’s Ordinary Shares at the rate of 3% per annum, on non-compounded basis, subject to declaration by the Board of Directors. The holders of Preferred Shares also shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-converted basis.

Conversion:

Holders of Series A and B Preferred Shares shall have the right to convert their units into Class A Ordinary Shares at any time at a conversion price equal to the Original Issue Price, subject to adjustments under certain circumstances. The Series A and B Preferred Shares will be automatically converted into Ordinary Shares upon (i) the closing of a Qualified IPO, or (ii) the conversion date specified by written consent or agreement of the holders of at least 50% of all then outstanding Series B Preferred Shares (Preferred Majority).

A Qualified Public Offering is defined as upon the closing of a firm commitment underwritten public offering of the Class A Ordinary Shares, with a pre-offering valuation of the Company of no less than Three Hundred Million US dollars ($300,000) and gross proceeds to the Company of no less than Thirty Million US dollars ($30,000).

With regard to the Series B Preferred Shares only, if the Company shall issue or deemed to have issued any additional equity or any instrument or securities convertible or exercisable into equity (Convertible Securities) or any additional Ordinary Shares (New Ordinary Shares), under certain circumstances, at a price per Ordinary Share (on an as-converted basis) less than the applicable conversion prices then of corresponding Redeemable Convertible Preferred Shares, then the relevant conversion price, shall be reduced per the Series B agreement, concurrently with such issue.

Redemption:

Holders of Series B Preferred Shares shall have the right to redeem up to (a) 1/3 of Series B Preferred Shares at any time commencing from the 5th anniversary of the Closing, (b) additional 1/3 at any time commencing from the 6th anniversary of the Closing, and (c) the final 1/3 at any time commencing from the 7th anniversary of the Closing at the price per share equal to the initial issuance price, and a return thereon at a 8% compounded annual rate. There is no redemption feature for any Class of Series A Preferred.

Voting Rights:

Holders of Series A and B Preferred Shares shall have the same voting rights as Class A Ordinary Shares on an as-if-converted basis.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

Liquidation Preference:

Upon any liquidation, dissolution or winding up of the Company, holders of Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares or any other class or series of shares then outstanding, an amount per preferred share equal to the Original Issue Price of their preferred shares plus any accrued and unpaid dividends. Additional distributions to holders of Series B Preferred Shares are subject to certain restrictions.

8.Commitments and Contingencies

Operating Leases:

The Company leases various facilities and equipment under non-cancelable lease arrangements. Future minimum rental commitments for leases with non-cancelable terms of one year or more at December 31, 2017, are as follows:

2018	$3,176
2019	2,770
2020	2,543
2021	1,927
2022	795
Thereafter	1,644
Total minimum lease payments	$12,855

Rent expense for the years ended December 31, 2017, 2016 and 2015 was $4,000, $2,600, and $1,743, respectively.

Capital Leases:

The Company leases certain machines that are classified as capital leases and have remaining lease terms ranging from two to five years.

At December 31, 2017, the total future minimum lease payments under these capital leases and their present value are as follows:

2018	$1,564
2019	1,391
2020	1,277
2021	1,044
2022	170
Total	5,446
Less amount representing interest	(463)
Capital lease obligations	$4,983

Capital Commitment:

At December 31, 2017, the Company had commitments of $3,000 (2016: $4,040) relating to purchase of plant and machinery.

Legal Proceedings:

The Company is a party to claims and lawsuits arising in the normal course of business. While the ultimate resolution of these matters has yet to be determined, and although the results of litigation and claims cannot be predicted with certainty,

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

the Company does not believe that their outcome will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

The Company recorded an accrual related to an unfavorable verdict for $10 million, which was recorded in 2014. In 2015, the Company reached a settlement with the plaintiff for $8.5 million (the reduction of $1.5 million is recorded in other income, net in the accompanying consolidated statement of operations), which was paid in 2016.

9.Stockholders’ Equity

Ordinary Shares:

The Ordinary Shares confers upon its holders the right to receive dividends out of any assets legally available, when and as declared by the Board of Directors, but subject to the prior right of the holders of Series A Preferred Shares and Series B Preferred Shares as described above.

Ordinary Shares reserved for future issuance as of December 31, 2017 consisted of the following:

Preferred shares	26,279,927
Shares available for grant under stock option plan	426,240
Options issued and outstanding under stock option plan	2,113,510
Total ordinary shares reserved for future issuance	28,819,677

Stock Incentive Plan:

The Company and many of its subsidiaries adopted various stock option and unit appreciation rights plans. Full time, active employees of each company are eligible to receive stock option grants and/or unit appreciation rights on a selective basis at the management’s discretion, when and if issued. The fair value of each company’s common stock is valued by a third party on an annual basis. Each incentive stock option or unit appreciation right is granted at the fair value of the underlying common stock on the date of the grant.

Total number of options authorized in GENEWIZ, Inc. 2012 stock option plan (the 2012 Plan) is 3,400,000 shares. The following terms of the options are expected: The vesting period for the stock option is 4 years, when the majority of the grants have a ratable vesting schedules (25% of the granted shares are vested at the 1st anniversary from the hire date and the rest vested evenly over the next 36 months). The life of the options is 10 years. Upon adoption of the 2016 Plan described below, the 2012 Plan was terminated and the option grants still outstanding under the 2012 Plan were assigned to the 2016 Plan.

Under the Company’s 2016 Equity Incentive Plan (the 2016 Plan), options and other stock awards to purchase shares of Ordinary Shares may be granted to employees, directors, and consultants. Incentive stock options are granted to employees and non-statutory stock options are granted to consultants and directors at an exercise price not less than 100% of the fair value (as determined by the Company’s Board of Directors) of the Company’s Ordinary Shares on the date of grant. The exercise price of options granted to stockholders who hold 10% or more of the Company’s Ordinary Shares on the option grant date shall not be less than 110% of the fair value of the Company’s Ordinary Shares on the date of grant for both incentive and non-qualified stock option grants. These options generally vest over four years and expire ten years from the date of grant. There were no unvested shares subject to repurchase as of December 31, 2017 and 2016.

The 2016 Plan can be terminated by the Company’s Board of Directors at any time.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

Stock Option Activity:

A summary of the Company’s stock option activity is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	contractual	Intrinsic
	Shares	Price	term (years)	value
Balance at December 31, 2015	2,886,320	$1.03	7.33	$1,623
Options granted	84,080	1.59	—	—
Options exercised	(342,720)	0.94	—	—
Options forfeited	(64,620)	0.99	—	—
Balance at December 31, 2016	2,563,060	1.20	6.99	1,964
Retired the repurchased exercised vested options	(475,000)	0.94	—	—
Options granted	266,400	1.73	—	—
Options exercised	(218,450)	1.00	—	—
Options forfeited	(22,500)	1.01	—	—
Balance at December 31, 2017	2,113,510	1.18	6.76	6,551
Exercisable as of December 31, 2017	1,475,896	1.05	5.89	4,766
Vested or expected to vest at December 31, 2017	1,973,318	$1.48	6.57	$5,228

Options to purchase 140,192 shares of ordinary shares are performance based and vest upon a successful Initial Public Offering or change in control. This unvested performance-based option is excluded from the "vested or expected to vest" balance of options as of December 31, 2017.

The Company has recognized $1,380, $955 and $240 of stock compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively.

Stock Incentive Plan:

The following table summarizes stock-based compensation expense for employees for the years ended December 31, 2017, 2016 and 2015, which was included in the consolidated statement of operations as follows:

	Year Ended December 31,
	2017	2016	2015
Cost of revenue	$76	$198	$91
General and administrative	1,279	430	112
Research and development	2	5	—
Selling and marketing expenses	23	322	37
	$1,380	$955	$240

At December 31, 2017, the total compensation cost related to unvested stock-based awards granted to employees under the Company’s stock option plan but not yet recognized was approximately $665. This cost will be amortized on a straight-line basis over the remaining vesting period and will be adjusted for subsequent changes in estimated forfeitures. The weighted-average remaining recognition period is approximately four years.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

10.Income Taxes

Through December 31, 2013, GENEWIZ NJ was taxed as a C-corporation. Effective January 1, 2014, GENEWIZ NJ elected to be treated as a S corporation for both federal and state purposes, thus passing corporate income, losses, deductions and credits through to its shareholders for federal and state tax purposes.

Effective January 4, 2016, GENEWIZ NJ merged into GENEWIZ DE and reverted to a C-corporation for both federal and state purposes, thus subject to corporate income tax and deferred income tax in the US. The effect of re-establishing the deferred tax balances in the US resulted in an income tax benefit of $20,089. The Company is incorporated as an exempt company in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain in the Cayman Islands. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

In December 2017, a law commonly known as the Tax Cuts and Jobs Act (TCJA) was enacted in the United States. Among other things, the TCJA reduces the US corporate income tax rate to 21% and implements a new system of taxation for non-US earnings, including imposing a one-time tax on the deemed repatriation of undistributed earnings of non-US subsidiaries. As the FASB staff previously determined they would not object to private companies applying SEC Staff Accounting Bulletin (SAB) 118, the Company has prepared and recorded preliminary estimates of accounting for the tax effects of the TCJA based on SAB 118 estimate principles.

The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. However, the Company is still analyzing certain aspects of the TCJA and refining its calculations, which could potentially affect the measurement of these balances. The provisional amount recorded related to the re-measurement of the Company’s deferred tax balance was a tax expense of $4,965.

The one-time transition tax is based on the Company’s total post‑1986 earnings and profits ("E&P") that the Company previously deferred from US income taxes. The Company recorded a provisional amount for its one-time transition tax liability for all of its foreign subsidiaries, resulting in an increase in income tax expense of $1,882. The remaining unpaid balance of this tax liability (included in long term tax payable) was $1,722 at December 31, 2017, which was to be paid over 8 years. The liability was reversed in 2018 as the Company elected to utilize net operating losses and credits against the one-time transition tax on its 2017 income tax return.

No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings not subject to the transition tax and additional outside basis difference in these entities (i.e., basis difference in excess of that subject to the one-time transition tax) is not practicable.

China

All of the Group’s subsidiaries registered in the PRC and only having operations in Mainland China are subject to PRC enterprise income tax on the taxable income as reported in their PRC statutory accounts adjusted in accordance with relevant PRC income tax laws, which unifies an income tax rate of 25%.

On March 16, 2007, the National People’s Congress of PRC enacted an Enterprise Income Tax Law (EIT Law), under which Foreign Investment Enterprises (FIEs) and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008.

GENEWIZ Suzhou has obtained a high and new technology enterprise ("HNTE") certificate effective from January 1, 2013 and renewed in 2016, with a valid period of three years. Therefore, the entity is eligible to enjoy a preferential tax

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

rate of 15% when it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts filing procedures with relevant tax authority regarding the tax incentive.

Summary:

GENEWIZ sources of income before taxes, classified between domestic and foreign entities for the years ended December 31, 2017, 2016 and 2015 are as follows:

	2017	2016	2015
Pre-tax income
Domestic	$1,109	$2,338	$10,302
Foreign	6,545	6,107	6,314
Total pre-tax income	$7,654	$8,445	$16,616

The provisions (benefits) for income taxes in the accompanying consolidated statements of operations consist of the following:

	Years Ended December 31,
	2017	2016	2015
	(Restated)	(Restated)
Current:
Federal	$1,356	$(569)	$1,918
State	81	88	750
Foreign	901	862	882
	2,338	381	3,550
Deferred:
Federal	6,077	(15,322)	—
State	(283)	(2,539)	—
Foreign	(91)	67	(61)
	5,703	(17,794)	(61)
	$8,041	$(17,413)	$3,489

The effective rate for 2017 was unfavorably impacted primarily by US tax reform for the transition tax on the undistributed earnings and profit of the Company’s foreign subsidiaries and the remeasurement of deferred tax accounts, partially offset by foreign earnings taxed at rates lower than the US statutory rate.

The 2016 rate was favorably impacted primarily by the tax effect of the conversion from S- corporation status to C-corporation status, and foreign earnings taxed at rates lower than the US statutory rate.

The 2015 effective tax rate was favorably impacted because the US entity was an S-corporation during 2015, which was partially offset by accrued interest and penalties on the unrecognized tax benefits.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are as follows:

	2017	2016
	(Restated)	(Restated)
Deferred tax assets:
Accounts receivable	$646	$660
Accrued expenses	310	402
Government grants	140	155
R&D credits	326	162
Depreciation	202	188
Amortization	9,870	15,160
Tax reserves	920	1,140
Tax loss carryforwards	1,943	2,205
Other	3	2
	14,360	20,074
Less: valuation allowance	(106)	(169)
Deferred tax assets, net of valuation allowance	14,254	19,905
Deferred tax liabilities:
Depreciation	(2,124)	(2,075)
Total deferred tax liabilities	$(2,124)	$(2,075)
Net deferred tax asset	$12,130	$17,830

At December 31, 2017, the Company has US federal tax loss carryforwards of approximately $8,616, which expire in 2036 and 2037. The Company has no US state tax loss carryforwards at December 31, 2017. At December 31, 2017, the Company has foreign tax loss carryforwards of $492. Most of the foreign losses have an indefinite carryover period.

The Company had recorded a liability for an unrecognized income tax benefits in 2014 of approximately $10,823, which is included in long term taxes payable in the consolidated balance sheet. Including accrued interest and penalties, the balance of such liability, offset by the change in deferred tax assets related to such matter, at December 31, 2017 and 2016, was $12,459 and $12,965, respectively. The annual incremental charge is recorded as a component of income tax expense in the accompanying consolidated statement of operations.

The Company or one of its subsidiaries files income tax returns in the US federal jurisdiction, various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to income tax examinations by tax authorities for years prior to 2014 in the US and China, its major jurisdictions.

11.401(k) Plan

The Company makes available a 401(k) defined contribution plan for its US employees. Under the 401(k) plan, employees may make contributions which are eligible for a discretionary percentage match, in cash, as defined in the 401(k) plan and determined by the Board of Directors. The Company recognized $560, $480 and $407 of related compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively.

The Company’s PRC subsidiaries are required to accrue for pension benefit based on certain percentages of the employees’ salaries in accordance with the relevant PRC regulations and make contributions to the state-sponsored pension plans out of such accrued amounts. The PRC government is responsible for the ultimate pension liability to these employees. The Company recognized $816, $716 and $573 of related compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

12.Related Party Transactions

a)	Name and relationship

Name of Related Party	Relationship With the GROUP
The Founders	Controlling Shareholders of the Company
Admera Health LLC	An entity under significant influence of the Founders
Admera Health (HK) Limited	An entity under significant influence of the Founders
Admera Health Suzhou Ltd.	An entity controlled by Admera Health (HK) Limited
Admera Health Tianjin Ltd.	An entity controlled by Admera Health Suzhou Ltd.

b)	Related party transactions

The Group had the following transactions with related parties during the years ended December 31, 2017, 2016 and 2015 as follows:

	December 31,
	2017	2016	2015
1) Purchase of services from
• Admera Health LLC (i)	$24	$20	$95

2) Rendering of services to
• Admera Health Suzhou Ltd (i)	27	7	276
• Admera Health LLC (i)	167	—	—

3) Collection of loan repayment from
• Admera Health LLC (ii)	—	1,000	—

4) Expenses paid on behalf of
• Admera Health LLC	1,477	1,122	—
• Admera Health Suzhou Ltd	187	28	—

5) Sale of fixed assets to
• Admera Health Suzhou Ltd	—	57	—

Notes:

(i)	The prices are mutually agreed according to the published prices.
(ii)

In 2014, GENEWIZ LLC funded a total of $1,000 to Admera Health LLC in the form of promissory notes, due and payable at December 31, 2016. In November 2016, Admera Health LLC fully repaid the promissory notes to GENEWIZ LLC.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

December 31, 2017

The Group had the following balances with its related parties at December 31, 2017 and 2016:

	2017	2016
Amounts due from related parties
• Admera Health LLC	$729	$97
• Admera Health Suzhou Ltd	11	3
Total	$740	$100

	2017	2016
Amounts due to related parties
• Admera Health LLC	$24	$—
• The Founders	1,750	—
Total	$1,774	$—

13.Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued which is November 13, 2018.

In September 2018, Brooks Automation, Inc. (BRKS) entered into a definitive agreement to acquire GENEWIZ Group. The total cash purchase price for the acquisition will be approximately $450 million, subject to working capital and other adjustments. The transaction is expected to close by the end of 2018 upon satisfaction of customary closing conditions and regulatory approvals.

In March 2018, The Company amended the Memorandum of Association. As a result of the amendment and effective March 15, 2018, the holders of Series A and A‑1 Preferred Shares shall be entitled to receive non-cumulative non-compounding cash dividends at the rate of three percent (3%) of the applicable Preferred Share Issue Price, if and when declared by the Board (including the affirmative vote of the Investor Director), on each outstanding Preferred Share, which changed from the previous cumulative compounding cash dividends of the same rate, under the original agreement. Also, effective March 15, 2018, the holders of Series B Preferred Shares shall be entitled to receive non-cumulative non-compounding cash dividends at the rate of three percent (3%) of the applicable Preferred Share Issue Price, if and when declared by the Board (including the affirmative vote of the Investor Director), on each outstanding Preferred Share, which changed from the previous cumulative compounding cash dividends at the rate of eight percent (8%), under the original agreement. Additionally, if and when dividends are declared, the Company has the right to choose to pay those dividends either in cash or in shares of the Company at the then-current fair market value. In addition, the Company declared the accumulated dividends due to the Series B Preferred Shares and Series A‑1 Preferred Shares as of March 15, 2018 and paid the $4,206 to the shareholders in April 2018. Further, the Series A Preferred Shareholders waived their right to the dividend of $3,200.